Pricing Supplement Dated: Tuesday, February 21, 2006	Rule 424(b)(3)
(To Prospectus Supplement Dated February 13, 2006 and	File No. 333-110594 and 333-122616
Prospectus Dated April 27, 2005)
Pricing Supplement No. 2
U.S. $1,500,000,000
UNITED MEXICAN STATES
INTERNOTES®
DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Trade Date:	February 21, 2006
Issue Date:	February 24, 2006
Joint Lead Managers:	Banc of America Securities LLC, Incapital LLC
Agents:	Citigroup, Merrill Lynch & Co., Raymond James, UBS, Wachovia, Charles Schwab, Edward D. Jones, Morgan Stanley, RBC / DainRauscher

CUSIP	SPECIFIED	AGGREGATE	PRICE	DISCOUNT	NET	YIELD	INTEREST	COUPON
	CURRENCY	PRINCIPAL	TO		PROCEEDS	TO	RATE	FREQUENCY
		AMOUNT	PUBLIC		TO ISSUER	PUBLIC
9108M0AB3		$$3,030,000.00	100.00%	1.200%	$2,993,640.00	5.100%	5.100%	SEMI- ANNUAL

MATURITY	INTEREST	1st	SURVIVOR’S	REDEMPTION	REPAYMENT	AUTHORIZED	REDEMPTION/
DATE	PAYMENT	INTEREST	OPTION	AT ISSUER’S	AT HOLDER’S	DENOMINATIONS	REPAYMENT
	DATES	PAYMENT	YES/NO	OPTION	OPTION		TERMS AND
		DATE		YES/NO	YES/NO		PROCEDURES
2/15/2013	February 15, August 15 of each year up to and including the Maturity Date, commencing on August 15 2006	8/15/2006	YES	NO	NO	1000.00	N/A

Agent(s): Banc of America Securities LLC, Incapital LLC, Citigroup, Merrill Lynch & Co., Raymond James, UBS, Wachovia, Charles Schwab, Edward D. Jones, Morgan Stanley, RBC / DainRauscher
Method of delivery of and payment for the Notes: The Notes will be delivered through the book-entry facilities of DTC against payment therefor in immediate available funds.
The Notes will contain “collective action clauses” under which Mexico may amend certain key terms of the Notes, including the maturity date, interest rate and other terms, with the consent of less than all of the holders of the Notes. All Notes issued under the InterNotes® program that are affected by a proposed amendment will vote as a single class.
Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.